AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MAY 28, 2002


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [  ]     Filed by a Party other than the Registrant [X]

         Check the appropriate box:
         [ ]  Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         [ ]  Definitive Proxy Statement
         [X]  Definitive Additional Materials
         [ ]  Soliciting Material Under Rule 14a-12

                           VESTCOM INTERNATIONAL, INC.
     _______________________________________________________________________
                (Name of Registrant as Specified in its Charter)


                            V INVESTMENT PARTNERS LLC
     _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(l)(I) and
             0-11.


                  1)    Title of each class of securities to which transaction
                         applies:

                  2) Aggregate number of securities to which transaction applies:

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  4)    Proposed maximum aggregate value of transaction:

                  5)    Total fee paid:

         [ ] Fee paid previously with preliminary materials:

         [ ] Check box if any part of the fee is offset as provided by Exchange
             Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                1)       Amount previously paid:

                2)       Form, Schedule or Registration Statement No.:

                3)       Filing Party:

                4)       Date Filed:

FOR IMMEDIATE RELEASE                                CONTACT:
Tuesday, May 28, 2002                                V Investment Partners LLC
                                                     Timothy Brog, Manager
                                                     (212) 557-6143


                  V INVESTMENT PARTNERS FILES DEFINITIVE PROXY
           STATEMENT FOR 2002 ANNUAL MEETING OF VESTCOM INTERNATIONAL
                    AND MAILS LETTER TO VESTCOM SHAREHOLDERS

         New York, NY - V Investment Partners LLC ("VIP") announced today that it has filed a definitive proxy statement with the Securities and Exchange Commission relating to VIP's solicitation of proxies from the shareholders of Vestcom International, Inc. (NASDAQ - VESC) for use at the Company's 2002 Annual Meeting scheduled for June 21, 2002.

         The Proxy Statement, along with a letter to Vestcom shareholders, has been mailed to all owners of Vestocm common stock as of the May 8 record date and is available at no charge on the SEC's web site at http:\\www.sec.gov. Vestcom shareholders may also obtain a copy of the Proxy Statement for free from D.F. King & Co. By calling (800) 207-3156.

         VIP's letter to Vestcom shareholders is set forth below:


                            V INVESTMENT PARTNERS LLC
                              370 Lexington Avenue
                            New York, New York 10017
                                 (212) 557-6143

                                                                  May 23, 2002

                          Fellow Vestcom Shareholders:

                       IT IS TIME FOR A CHANGE AT VESTCOM

         We are V Investment Partners, a large shareholder in Vestcom. Based upon the poor operating performance of the Company, the track record of Vestcom's present Directors and the chronic decline in the price of Vestcom common stock, we lack confidence in the ability of the current Vestcom Board to maximize shareholder value going forward. We also question their commitment to actually take tangible steps to improve the performance of the Company.

         The Vestcom Board and management have been responsible, in our opinion, for the Company's disastrous performance over the past 4 1/2 years. If you share our dissatisfaction with the status quo, please join with us to send a clear message to the Vestcom Board and help elect our director-nominees at the Company's Annual Meeting on June 21, 2002.

         Two full years ago, the Company made a promise to its shareholders in its 2000 Annual Meeting Proxy Statement that Vestcom was "committed to enhancing shareholder value for all shareholders." On the day that the 2000 Proxy Statement was issued (May 12, 2000), Vestcom's common stock opened at $4.75 per share. On February 20, 2002, the day VIP notified Vestcom that it intended to nominate five directors to Vestcom's Board, Vestcom's common stock last traded at $1.87. Clearly, the Company has not increased shareholder value for its shareholders.

VESTCOM'S PERFORMANCE OVER THE PAST FOUR AND ONE-HALF YEARSHAS, IN OUR OPINION, BEEN DISASTROUS FOR SHAREHOLDERS

         When measured by virtually any financial yardstick, Vestcom's performance over the last 4 1/2 years, has, in our opinion, been disastrous for the Company's shareholders. Consider the following points, each of which is further discussed in our proxy statement:

 * Over the last 4 1/2 years (up until the Notice Date), Vestcom's common stock price has lost nearly 92% of its value since reaching a high of $22.63 on October 7, 1997, wiping out $188 million in shareholder value.

 * Over the past three years on an aggregate basis, Vestcom has failed to make a profit. The Company had an aggregate NET LOSS (excluding the sale of assets in 2000) over the past three years in excess of $700,000. Just this past March, Vestcom reported a fourth quarter 2001 NET LOSS of $409,000 (Vestcom Press Release March 8, 2001).

 * Long term liabilities have more than doubled from $10.8 million on December 31, 1997 to $25.4 million on December 31, 2001.

 * Costly consolidations and restructurings approved by the Board of Directors based upon Management's promises of improved efficiencies and profitability have FAILED to improve operating margins. In fact, gross margins have decreased from 37% in 1998 to 26% in the fourth quarter of 2001 and the Company's operating performance continues to deteriorate.

               VESTCOM HAS A HISTORY OF DISAPPOINTING SHAREHOLDERS

         In January 2000, as a result of the Company's poor financial performance and alleged mismanagement, another large shareholder that is unaffiliated with VIP commenced a consent solicitation to attempt to replace a majority of the Vestcom Board. In response, Vestcom engaged CIBC World Markets to supposedly conduct a strategic review of Vestcom with the goal of "developing initiatives intended to improve profitability and to maximize shareholder value" (Vestcom Press Release February 4, 2000). On April 3, 2000, that shareholder announced that it had learned that the Company and its investment advisors were "discussing a substantial financial transaction or business combination with a number of parties" and therefore decided to withdraw its consent solicitation in order to prevent it from interfering with the negotiation of a transaction that would be financially rewarding to all shareholders. However, despite shareholder hopes and the strategic review conducted by CIBC in 2000, no transaction was ever consummated and thereafter, the value of Vestcom's common stock dropped significantly.

                             ONCE BITTEN, TWICE SHY

         As you know, on March 4, 2002, less than two weeks after we notified the Company of our intention to bring this proxy contest, Vestcom announced that it again would be exploring "potential opportunities to maximize shareholder value," and shortly thereafter, the Company announced that the Vestcom Board had again retained CIBC as its financial advisor (Vestcom Press Release March 14, 2002). It is our concern that the engagement of CIBC is merely a tactic of the Vestcom Board, executed in response to our proxy contest in order to deflect criticism of their chronic inability to improve shareholder value and to raise the hopes of shareholders in order to gain re-election.

         It has now been over two and half months since the Company has begun its latest "exploration efforts" with nothing to date to show for it. Shareholders have given the Vestcom Board plenty of chances and are tired of hearing empty promises.

                 TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE,
                 AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY!

         If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc. who is assisting us in this solicitation, toll free, at (800) 207-3156.

        Thank you for your support.



        Timothy Brog
        V INVESTMENT PARTNERS


                                    * * * * *

         V Investment Partners LLC is a Delaware Limited Liability Company whose sole purpose is to invest in Vestcom International, Inc.

         This press release may contain `forward looking statements" within the meaning of the federal securities laws and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause the actual results to differ materially from those expressed in such statements.